Exhibit 99.2

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Todd Atenhan
770/425-7877 phone
investorrelations@exide.com

EXIDE TECHNOLOGIES ANNOUNCES RECORD DATE FOR
$75 MILLION RIGHTS OFFERING

Alpharetta, Ga. – (August 23, 2006) – Exide Technologies (NASDAQ: XIDE, www.exide.com), today announced that it has set the record date for its previously announced rights offering. The Company will be distributing non-transferable rights to subscribe for and purchase up to 21,428,571 shares of its common stock to common stockholders of record as of 5:00 p.m. Eastern Daylight Time, August 23, 2006. In the offering, each common stockholder will have the right to subscribe for 0.85753 shares of common stock, at a subscription price of $3.50 per share, for each share owned on August 23, 2006.

Stockholders will be able to exercise their rights to purchase shares in the offering until 5:00 p.m. Eastern Daylight Time on September 14, 2006.

A copy of the prospectus relating to the rights offering meeting the requirements of Section 10 of the Securities Act of 1933 and additional materials relating to the rights offering are expected to be mailed on or about August 28, 2006 to common stockholders of the Company as of the record date. Common stockholders may also obtain a copy of the prospectus from the information agent for the offering, Georgeson Shareholders Communications Inc., 17 State Street, 10th Floor, New York, New York 10004, telephone (888) 206-5896.

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